Bruce R. Zirinsky (BZ 2990)             Scott L. Hazan (SH 0650)
Gregory M. Petrick (GP 2175)            Brett H. Miller (BM 4902)
CADWALADER, WICKERSHAM & TAFT LLP       OTTERBOURG, STEINDLER, HOUSTON &
One World Financial Center              ROSEN, P.C.
New York, New York 10281                230 Park Avenue
Telephone: (212) 504-6000               New York, New York 10169
Facsimile: (212) 504-6666               Telephone: (212) 661-9100
                                        Facsimile: (212) 682-6104

COUNSEL TO THE DEBTORS AND DEBTORS-     COUNSEL FOR THE OFFICIAL
IN-POSSESSION                           COMMITTEE OF UNSECURED CREDITORS



David S. Rosner (DR 4214)               Allan S. Brilliant (AB 8455)
Daniel Goldberg (DG 6322)               Emanuel Grillo (EG 1538)
KASOWITZ, BENSON, TORRES &              GOODWIN PROCTER LLP
FRIEDMAN LLP                            599 Lexington Avenue
1633 Broadway                           New York, New York
New York, New York 10019                Telephone:  (212) 813-8800
Telephone:  (212) 506-1700
Facsimile:  (212)506-1800

COUNSEL FOR THE AD HOC                  COUNSEL FOR THE AD HOC COMMITTEE OF
EQUITY COMMITTEE                        CERTAIN CLAIMS HOLDERS



UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
----------------------------------------

IN RE:
                                                Chapter 11
NORTHWEST AIRLINES CORPORATION, ET AL.
                                                CASE NO. 05-17930 (ALG)
                           DEBTORS.
                                                JOINTLY ADMINISTERED


----------------------------------------

               JOINT MOTION OF THE DEBTORS, THE OFFICIAL COMMITTEE
                 OF UNSECURED CREDITORS, THE AD HOC COMMITTEE OF
                  CERTAIN CLAIMS HOLDERS AND THE AD HOC EQUITY
                     COMMITTEE, PURSUANT TO FEDERAL RULE OF
                 BANKRUPTCY PROCEDURE 9019 TO APPROVE COMPROMISE
                AND SETTLEMENT AND DETERMINING THAT AHC SATISFIED
            THE REQUIREMENTS OF SECTION 503(b) OF THE BANKRUPTCY CODE

          Northwest Airlines, Inc. and Northwest Airlines Corporation ("Northwest" or the "Debtors"),(1) the Official Committee of Unsecured Creditors (the "UCC"), the Ad Hoc Committee of Certain Claims Holders (the "ACC"), and the Ad Hoc Equity Committee (the "AHC" and collectively, the "Movants"), as and for their motion (the "Motion") pursuant to Rule 9019(a) of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") for an order approving a compromise and settlement, represent as follows:


                                  JURISDICTION

          1. This Court has jurisdiction over this Motion pursuant to 28 U.S.C. ss.ss. 157 and 1334. Venue is proper pursuant to 28 U.S.C. ss.ss. 1408 and 1409. This matter is a core proceeding pursuant to 28 U.S.C. ss. 157(b)(2).

          2. The relief requested herein is made pursuant to Rule 9019(a) of the Bankruptcy Rules.


                                  INTRODUCTION

          3. After operating for more than twenty months under bankruptcy protection, the Debtors are now prepared to emerge as a healthy, viable entity poised to succeed in the challenging airline industry. The Debtors' proposed Plan of Reorganization (the "Plan") has been accepted by the overwhelming majority of the Debtors' creditors. In order to help ensure the timely confirmation of the Debtors' Plan, the Debtors, the UCC and the ACC have reached an agreement with the AHC, which settles all of the AHC's objections to confirmation of the


--------------------

(1) In addition to Northwest Airlines, Inc. ("Northwest Airlines") and Northwest Airlines Corporation ("NWA Corp."), the Northwest Debtors consist of: NWA Fuel Services Corporation ("NFS"), Northwest Airlines Holdings Corporation ("Holdings"), NWA Inc. ("NWA Inc."), Northwest Aerospace Training Corp. ("NATCO"), MLT Inc. ("MLT"), Compass Airlines, Inc. f/k/a Northwest Airlines Cargo, Inc. ("Compass"), NWA Retail Sales Inc. ("NWA Retail"), Montana Enterprises, Inc. ("Montana"), NW Red Baron LLC ("Red Baron"), Aircraft Foreign Sales, Inc. ("Foreign Sales") NWA Worldclub, Inc. ("WorldClub") and NWA Aircraft Finance, Inc. ("Aircraft Finance").

Plan. In exchange for the AHC's agreement to withdraw any and all objections to the Plan (including objections to the substantive consolidation of certain Debtor entities contained in the Plan, as well as any objections to the allowance of the Union Claims(2)), the Movants have agreed, among other things,
(i) that the Debtors and the UCC shall release the AHC and all current and former members of the AHC (as reflected in the Bankruptcy Rule 2019 statements filed by the AHC from time to time in these cases), and (ii) that the Debtors will pay the AHC's professional fees and expenses up to $5 million, subject to reasonable documentation (the "Settlement"). The Movants believe that the terms of the Settlement are reasonable and in the best interest of the Debtors' estates.

                                   BACKGROUND

          4. On September 14, 2005 (the "Petition Date"), each of the Debtors filed with this Court a voluntary petition for relief under chapter 11 of the Bankruptcy Code.(3) Each Debtor is continuing to operate its business and manage its properties as a debtor in possession pursuant to section 1107(a) and 1108 of the Bankruptcy Code.

          5. On September 30, 2005, pursuant to section 1102 of the Bankruptcy Code, the United States Trustee appointed the UCC. On April 11, 2007, the Court appointed Richard Nevins as examiner for the limited purposes as set forth in the Court's Order dated March 30, 2007. No trustee has been appointed.




--------------------
(2) The Union Claims include general unsecured claims in the following amounts for the following unions: (i) ALPA - $888,000,000; (ii) IAM - $181,000,000;
(iii) ATSA -  $2,283,000;  (iv) TWU -  $1,497,200;  and (v) NAMA - $141,700.  In
addition, to the extent the AFA ratifies its tentative agreement with the Debtors, the term Union Claims shall refer to the $183,000,000 claim to be allowed pursuant to that agreement.

(3) Aircraft Finance filed its chapter 11 petition on September 30,2005.

          6. On November 21, 2006, and again on December 8, 2006, Owl Creek Asset Management, L.P. ("Owl Creek") requested that the Office of the United States Trustee (the "U.S. Trustee") appoint an official committee of equity security holders in these cases. On November 22, 2006, Smith Management joined in Owl Creek's request.

          7. On December 21, 2006, the U.S. Trustee denied the requests to appoint an official committee of equity security holders.

          8. On January 11, 2007, the AHC filed a motion for an order compelling the U.S. Trustee to appoint an official equity committee (the "Equity Committee Motion").

          9. On January 12, 2007, the Debtors filed the Joint and Consolidated Plan of Reorganization. On February 15, 2007 the Debtors filed their Plan as well as a Disclosure Statement With Respect to The Debtors' First Amended Joint and Consolidated Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the "Disclosure Statement"). A hearing on confirmation of the Plan is scheduled to commence on May 16, 2007.

          10. On February 28, 2007, the AHC filed a statement withdrawing the Equity Committee Motion.

          11. On March 30, 2007, the Court approved the Disclosure Statement.

          12. On April 27, 2007, the Debtors filed the Motion for Substantive Consolidation of Consolidated Debtors (the "Substantive Consolidation Motion"). On May 5, 2007, Owl Creek filed an objection to the Substantive Consolidation Motion.

          13. On May 7, 2007, the AHC filed its objection to confirmation of the Plan.

          14. On May 9, 2007, the Court held a hearing on the Substantive Consolidation Motion and approved the motion, subject to Owl Creek's right to seek monetary damages from the Debtors if it could demonstrate harm from the substantive consolidation of the Consolidated Debtors.

          15. On May 11, 2007, the Movants agreed in principle to the terms of the Settlement.

                                RELIEF REQUESTED

          16. As set forth herein, the Settlement removes all major obstacles to confirmation of the Plan. The Movants all concur that approval of the Settlement will assure the Debtors' smooth and timely emergence from chapter 11, without the substantial cost, delay and possibly uncertainties that may result from a highly contested hearing. Accordingly, the Movants respectfully request that the Court approve the Settlement.

                                 THE SETTLEMENT

          17.  Pursuant to the  Settlement,  the parties have agreed as follows:

          18. The Debtors agree to pay the AHC's professionals' fees and expenses up to an aggregate maximum amount of $5 million. The AHC will provide reasonable documentation substantiating such fees and expenses, redacted as necessary, to the professionals for the Debtors, the UCC and the Office of the United States Trustee. The Court shall retain jurisdiction to decide any dispute as to such fees and expenses.

          19. The AHC will withdraw all objections to (i) the Plan (including as to the release and exculpation provisions of the Plan(4)), and (ii) the allowance of the Union Claims, and all other matters.

          20. The Debtors and the UCC will provide general releases to the AHC and its members, both past and present. Copies of the releases are attached hereto as EXHIBIT A. Notwithstanding the foregoing, certain AHC members have purchased unsecured claims against


--------------------
(4) To the extent the release and exculpation provisions of the Plan are not approved by the Court, the AHC and its members shall provide appropriate releases to the Debtors and the UCC.

the Debtors and those underlying claims are not released. If the Debtors have defenses to any unsecured claims that are owned by an AHC member, those defenses are preserved to the same extent as against other similarly situated claims. The members of the AHC waive any objections to the release and exculpation provisions set forth in Sections 11.6, 11.8 and 11.9 of the Plan and agree to be bound by such release and exculpation provisions of the Plan.

          21. The AHC members will waive their rights to assert any claims or causes of action against the Debtors under the Court's ruling on the Substantive Consolidation Motion, and waive their right to pursue an appeal of the Substantive Consolidation Motion.

          22. The Movants request the Court approve the Settlement at the commencement of the confirmation hearing on May 16, 2007. Approval of the Settlement at the commencement of the confirmation hearing will permit the Debtors to proceed with the submission of evidence at the confirmation hearing in a far more expeditious and efficient manner than if the Settlement were not approved. If the Settlement is not approved, the AHC will retain the right to call back any witnesses put on by the Debtors. In addition, the AHC will not be required to begin its case until Monday, May 22, 2007, provided that the Court's rejection of the settlement (if at all) occurs on or before May 16, 2007. If such rejection occurs later than May 16, 2007, then the AHC shall have a concomitant extension to begin the presentation of its case, notwithstanding the fact the Debtors will commence the confirmation hearing on May 16, 2007, as scheduled.

                                BASIS FOR RELIEF

          23. Rule 9019(a) provides, in relevant part, "On motion by the trustee and after notice and a hearing, the court may approve a compromise or settlement." Settlements and compromises are "a normal part of the process of reorganization." PROTECTIVE COMM. FOR INDEP.

STOCKHOLDERS OF TMT TRAILER FERRY, INC. v. ANDERSON, 390 U.S. 414, 424 (1968) (re'hrg denied by 391 U.S. 909 (1968)).

          24. To approve a compromise or settlement under Rule 9019(a), a court should find that the compromise or settlement is fair and equitable, reasonable, and in the best interests of the debtor's estate. See, e.g., AIR LINE PILOTS ASS'N INT'L v. AM. NATL. BANK & TRUST CO. OF CHICAGO (IN RE IONOSPHERE CLUBS, INC.), 156 B.R. 414, 424 (S.D.N.Y. 1993), aff'd, 17 F.3d 600 (2d Cir. 1994). In
determining whether to approve a settlement, the court must make an independent determination that the settlement is fair and reasonable. NELLIS v. SHUGRUE, 165 B.R. 115, 122-23 (S.D.N.Y 1994). The court may consider the opinions of the trustee or debtor in possession that the settlement is fair and reasonable. Id.; IN RE PUROFIED DOWN PRODS. CORP., 150 B.R. 519, 522 (S.D.N.Y. 1993). In addition, the court may exercise its discretion "in light of the general public policy favoring settlements." IN RE HIBBARD BROWN & Co., 217 B.R. 41, 46 (Bankr. S.D.N.Y. 1998); see NELLIS v. SHUGRUE, 165 B.R. at 123 ("[T]he general rule [is] that settlements are favored and, in fact, encouraged by the approval process").

          25. In determining whether to approve a proposed settlement, a bankruptcy court need not decide the numerous issues of law and fact raised by the settlement, but rather should "canvass the issues and see whether the settlement fall[s] below the lowest point in the range of reasonableness." COSOFF v. RODMAN (IN RE W.T. GRANT CO.), 699 F.2d 599, 608 (2d Cir. 1983) (internal quotations omitted); see IN RE PUROFIED DOWN PRODS., 150 B.R. at 522 ("[T]he court need not conduct a 'mini-trial' to determine the merits of the underlying litigation"). The reasonableness of a settlement depends upon a number of factors, including probability of success and the length and cost of the litigation. IN RE IONOSPHERE CLUBS, INC., 156 B.R. at 426-27.

          26. There is no question that the Settlement is in the best interests of the estates. It is supported by the Debtors, the UCC and the ACC, it will help ensure timely confirmation of the Plan, and it will avoid costly litigation on confirmation of the Plan (including potential appeals), all at a minimal cost to the Debtors' estates. Accordingly, it is clear that the Settlement falls well above "the lowest point in the range of reasonableness" and should be approved by the Court.

          27. The Movants submit that the AHC has made a substantial contribution to the estates. The AHC requested the appointment of the Examiner who has filed his report. All parties in interest will have the benefit of the report. The AHC's participation in the chapter 11 cases assisted in assuring a rigorous process for the development and prosecution of the Debtors' plan of reorganization and disclosure statement. The AHC's participation has also served to further assure shareholders that the reorganization plan is fair and equitable. The proposed Settlement will also save substantial time, delay and resources, and avoid the lengthy distraction of management from the conduct of the Debtors' businesses. The payments proposed to be made will be far outweighed by the cost of a protracted and more contentious confirmation hearing if the Settlement is not approved. The Settlement will also avoid the potential uncertainties of litigation and possible appeals.

                                   CONCLUSION

          28. The Debtors are on the verge of completing an exceptional reorganization. Through the Motion, the Debtors have gained the support of a group that had previously objected to confirmation of the Plan on numerous grounds. The settlement of these objections is an important step in ensuring confirmation of the Plan and the Debtors' timely emergence from bankruptcy. Accordingly, the Movants believe that the Settlement is in the best interest of the Debtors' bankruptcy estates and their creditors.

                                     NOTICE

          29. The Debtors have served notice of this Motion in accordance with the Order to Show Cause dated May 14, 2007. The Debtors submit that no other or further notice need be given.

                           WAIVER OF MEMORANDUM OF LAW

          30. The Motion does not raise any novel issues of law and is supported by citations to authorities. Accordingly, the Movants respectfully request that the Court waive the requirement contained in Rule 9013-1(b) of the Local Bankruptcy Rules for the Southern District that a separate memorandum of law be submitted.

                                NO PRIOR REQUEST

          31. No previous application for the relief sought herein has been made to this or to any other court.

          WHEREFORE, the Movants respectfully request that the Court (i) enter an order substantially in the form attached hereto and (ii) grant such other and further relief as is just.

Dated:  New York, New York
        May 14, 2007


                                    /s/BRUCE R. ZIRINSKY
                                    --------------------------------------
                                    Bruce R. Zirinsky (BZ 2990)
                                    Gregory M. Petrick (GP 2175)
                                    CADWALADER, WICKERSHAM & TAFT LLP
                                    One World Financial Center
                                    New York, New York 10281
                                    Telephone: (212) 504-6000

                                    Facsimile: (212) 504-6666

                                    COUNSEL TO THE DEBTORS AND
                                    DEBTORS-IN-POSSESSION

                                    -and-


                                    /s/BRETT H. MILLER
                                    --------------------------------------
                                    Scott L. Hazan (SH 0650)
                                    Brett H. Miller (BM 4902)
                                    OTTERBOURG, STEINDLER, HOUSTON &
                                    ROSEN, P.C.
                                    230 Park Avenue
                                    New York, New York 10169
                                    Telephone: (212) 661-9100

                                    Facsimile:   (212) 682-6104

                                    COUNSEL FOR THE OFFICIAL COMMITTEE
                                    OF UNSECURED CREDITORS

                                    -and-

                                    /s/ALLAN S. BRILLIANT
                                    --------------------------------------
                                    Allan S. Brilliant (AB 8455)
                                    Emanuel Grillo (EG 1538)
                                    GOODWIN PROCTER LLP
                                    599 Lexington Avenue
                                    New York, New York
                                    Telephone: (212) 813-8800

                                    COUNSEL FOR THE AD HOC COMMITTEE OF
                                    CERTAIN CLAIMS HOLDERS

                                     -and-

                                    /s/DANIEL GOLDBERG
                                    --------------------------------------
                                    David S. Rosner (DR 4214)
                                    Daniel Goldberg (DG 6322)
                                    KASOWITZ, BENSON, TORRES & FRIEDMAN
                                    LLP
                                    1633 Broadway
                                    New York, New York 10019
                                    Telephone: (212) 506-1700
                                    Facsimile: (212)506-1800

                                    COUNSEL FOR THE AD HOC EQUITY COMMITTEE

                                    EXHIBIT A

                                     RELEASE

     Subject to the provisions of the Bankruptcy Court's Order Pursuant to Federal Rule of Bankruptcy Procedure 9019 For Approval of Settlement and Compromise, dated May __, 2007 (the "Settlement Order"), the Official Committee of Unsecured Creditors in the jointly administered bankruptcy cases, Case No. 05-17930 (ALG) (Bankr. S.D.N.Y.), for itself, its members, agents, representatives, and attorneys, each in their capacities as such (the "Releasors"), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby remises, releases and forever discharges the members of the Ad Hoc Committee of Equity Security Holders of Northwest Airlines Corporation, past and present, including their officers, directors, trustees, stockholders, employees, agents, representatives, parents, subsidiaries, affiliates, attorneys, partners, successors and assigns (the "Releasees") of and from all manner of actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands, whatsoever, in law, equity or admiralty, which against Releasees, or any of them, Releasors had, ever had or now has for, upon, or by reason of any manner, cause or thing whatsoever from the beginning of the world to the date of this Release, based in whole or in part upon any act or omission, transaction, agreement, event or occurrence in any way relating to any Debtor, the chapter 11 cases, the formulation, preparation, negotiation, dissemination, implementation, administration, confirmation or consummation of any of the Debtors' First Amended Joint and Consolidated Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as amended and supplemented, the "Plan"), or the property to be distributed under the Plan, the disclosure statement concerning the Plan, any contract, employee pension or other benefit plan, instrument, release or other agreement or document created, modified, amended, terminated or entered into in connection with either the Plan, or any other act taken or omitted to be taken in connection with the Debtors' bankruptcy cases. This Release is conditioned upon entry of the Settlement Order by the Bankruptcy Court. If for any reason the Court fails to grant the Settlement Order, this Release shall be void AB INITIO.

     This Release is further conditioned upon the Releasees' being bound to the release and exculpation provisions set forth in Sections 11.6, 11.8 and 11.9 of the Plan.

     This Release may not be changed orally, and shall be governed by the laws of the State of New York, exclusive of its conflicts of law principles.

                                     The Official Committee of Unsecured
                                     Creditors of Northwest Airlines
                                     Corporation, ET AL.


                                     -------------------------------------
                                     BRETT H. MILLER
Sworn to before me this              on behalf of and as authorized agent
___the day of May, 2007              for The Official Committee of Unsecured
                                     Creditors of Northwest Airlines
                                     Corporation, ET AL.

-----------------------
Notary Public

                                     RELEASE

     Subject to the provisions of the Bankruptcy Court's Order Pursuant to Federal Rule of Bankruptcy Procedure 9019 For Approval of Settlement and Compromise, dated May__, 2007 (the "Settlement Order"), the debtors in the jointly administered bankruptcy case Case No. 05-17930 (ALG) (Bankr. S.D.N.Y.), for themselves, their parents, subsidiaries, affiliates, members, agents, representatives, directors, officers, attorneys, partners, successors and assigns, each in their capacities as such, (the "Releasors"), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby remises, releases and forever discharges the members of the Ad Hoc Committee of Equity Security Holders of Northwest Airlines Corporation, past and present, including their officers, directors, trustees, stockholders, employees, agents, representatives, parents, subsidiaries, affiliates, attorneys, partners, successors and assigns (the "Releasees") of and from all manner of actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands, whatsoever, in law, equity or admiralty, which against Releasees, or any of them, Releasors had, ever had or now has for, upon, or by reason of any manner, cause or thing whatsoever from the beginning of the world to the date of this Release, based in whole or in part upon any act or omission, transaction, agreement, event or occurrence in any way relating to any Debtor, the chapter 11 cases, the formulation, preparation, negotiation, dissemination, implementation, administration, confirmation or consummation of any of the Debtors' First Amended Joint and Consolidated Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as amended and supplemented, the "Plan"), or the property to be distributed under the Plan, the disclosure statement concerning the Plan, any contract, employee pension or other benefit plan, instrument, release or other agreement or document created, modified, amended, terminated or entered into in connection with either the Plan, or any other act taken or omitted to be taken in connection with the Debtors' bankruptcy cases.

     This Release is conditioned upon entry of the Settlement Order by the Bankruptcy Court. If for any reason the Court fails to grant the Settlement Order, this Release shall be void AB INITIO.

     This Release is further conditioned upon the Releasees' being bound to the release and exculpation provisions set forth in Sections 11.6, 11.8 and 11.9 of the Plan. This Release may not be changed orally, and shall be governed by the laws of the State of New York, exclusive of its conflicts of law principles.

                                     The Debtor Entities of Northwest
                                     Airlines Corporation et. al

                                     -----------------------------------
                                     NAME
Sworn to before me this              on behalf of and as authorized agent
__the day of May, 2007               for each Debtor


----------------------------
Notary Public